EXHIBIT 99.1
HUTCHINSON TECHNOLOGY REPORTS SECOND QUARTER NET LOSS
AS IT IMPLEMENTS CONSOLIDATION AND RESTRUCTURING PLAN

Actions Will Improve Cost Structure and Competitive Position

Non-GAAP Net Loss Totals $0.71 per Share

HUTCHINSON, Minn., April 26, 2011 – Hutchinson Technology Incorporated (NASDAQ: HTCH) today reported a net loss of $20.5 million, or $0.88 per share, on net sales of $63.3 million for its fiscal second quarter ended March 27, 2011.  The net loss for the quarter included:

▪	Severance costs of $6.7 million and accelerated depreciation of $0.7 million related to the previously announced manufacturing consolidation and restructuring plan;

▪
A gain on debt extinguishment of $5.5 million related to a tender/exchange offer that was completed in February 2011 for $75.3 million of the company’s 3.25% Convertible Subordinated Notes due 2026; and

▪
Non-cash interest expense of $2.0 million resulting primarily from the company’s adoption, at the beginning of fiscal 2010, of Financial Accounting Standards Board guidance for accounting for convertible debt instruments.

Excluding these items, the company’s net loss for its fiscal second quarter totaled $16.5 million, or $0.71 per share.

In the preceding quarter, the company reported a net loss of $17.0 million, or $0.73 per share, on net sales of $68.2 million.  Excluding non-cash interest expense of $2.2 million, the company’s net loss was $14.7 million, or $0.63 per share.

Wayne Fortun, Hutchinson Technology’s president and chief executive officer, said that the company’s overall cost position will improve as a result of its consolidation and restructuring plan.  The consolidation of the company’s TSA+ and photoetch operations into its Wisconsin site and the transition of assembly operations to its Thailand site will improve the utilization of its high-volume manufacturing locations and support infrastructure.  As part of the restructuring plan, Fortun said the company is also taking actions to resize the company and further reduce costs in its BioMeasurement Division.  As a result of the consolidation and restructuring effort that is taking place over the next 9 months, the company expects to reduce its costs by $50 million to $55 million on an annualized basis by the start of the fiscal 2012 second quarter.

“The favorable yield and output trends for our TSA+ products, steadily higher volume at our Thailand assembly operations and benefits from our consolidation and restructuring plans will improve our cost structure and competitive position,” said Fortun.   “These changes will also help us become the lowest cost manufacturer of suspension assemblies and return to positive cash flow and profitability.”

In line with the company’s previously revised guidance, second quarter suspension assembly shipments declined 4 percent compared with the preceding quarter as a result of customers’ reduced production plans.  The company shipped 102.3 million suspension assemblies in the fiscal 2011 second quarter, compared with 106.5 million in the preceding quarter.  Shipments of TSA+ suspension assemblies accounted for 53 percent of fiscal 2011 second quarter shipments, up from 45 percent in the preceding quarter.

Average selling price in the fiscal 2011 second quarter was $0.60 compared with $0.62 in the preceding quarter.  The sequential quarter decline in average selling price resulted from the continuation of a competitive pricing environment as well as a shift in product mix, as shipments for 3.5-inch ATA applications increased while shipments for mobile and enterprise applications decreased.

The company’s fiscal 2011 second quarter gross loss was $2.3 million, compared with a gross profit of $3.3 million in the preceding quarter.  The decline resulted from the lower net sales in the quarter and the inclusion of manufacturing expenses from its Thailand assembly operations in cost of goods sold that, in previous quarters, were treated as startup costs in selling, general and administrative expenses.

TSA+ cost per part further declined as TSA+ yields and output continued to improve.  “Our TSA+ process is performing well, and our overall cost per part will decrease further as our product mix continues to transition from subtractive TSA suspensions to additive TSA+ suspensions and as our TSA+ process efficiency and capacity utilization improves,” said Rick Penn, president of the Disk Drive Components Division.  The company currently expects TSA+ suspension assemblies to account for two-thirds or more of its shipments by the end of the fiscal year.

In the fiscal 2011 second quarter, cash used by operations totaled $5.4 million and capital expenditures totaled $2.7 million.  Cash and investments at quarter end totaled $61.7 million compared with $101.2 million at the end of the preceding quarter.  The company used $31.2 million in cash and issued $40 million of 8.50% Convertible Senior Notes due 2026 to complete a tender/exchange offer for $75.3 million of the company’s 3.25% Convertible Subordinated Notes due 2026.  “The tender/exchange offer improved our financial flexibility by extending the first put date on a portion of our convertible debt and reduced our overall debt balance,” said Dave Radloff, chief financial officer.

The company is not currently experiencing any components or materials shortages for its own operations as a result of events in Japan.  However, the full impact of the Japan earthquake continues to be evaluated, and sales of hard disk drives could be affected by disruptions in the hard disk drive or PC supply chain.  The company currently expects its suspension assembly shipments in the fiscal third quarter to be relatively flat compared with its second quarter.  Beginning in the fiscal 2011 fourth quarter, the company expects its market share to increase modestly as a new hard disk drive program that the company is qualified on ramps to higher volume.

Hutchinson Technology to Host Conference Call

The company will conduct a conference call and webcast for investors beginning at 4:00 p.m. Central Time on Tuesday, April 26. Individual investors and news media may participate in the conference call live via the webcast, which will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com.  Webcast participants will need to complete a brief registration form and should allow extra time before the webcast begins to register and, if necessary, download and install audio software.

About Hutchinson Technology

Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems.  The company’s Disk Drive Components Division is a key worldwide supplier of suspension assemblies for disk drives.  The company’s BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements, including statements regarding demand for and shipments of disk drives and the company’s products, product mix, market position, production capability and costs, assembly operations in Thailand, manufacturing consolidation and restructuring, cost reductions, operating performance and financial results.  Except as otherwise required by law, the company does not undertake to update its forward-looking statements for any reason.  These statements involve risks and uncertainties.  The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for our products, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company’s ability to ramp an assembly operation in Thailand, changes in the company’s ability to consolidate operations and reduce costs and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:	MEDIA CONTACT:
Chuck Ives	Connie Pautz
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823

[Financial Statements Follow]

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	March 27,	March 28,	March 27,	March 28,
	2011	2010	2011	2010

Net sales	$63,281	$87,614	$131,525	$195,870

Cost of sales	65,579	80,299	130,499	167,778

Gross (loss) profit	(2,298)	7,315	1,026	28,092

Research and development expenses	3,914	5,436	7,963	10,583

Selling, general and
administrative expenses	10,507	13,199	24,141	25,700

Severance and other expenses	6,725	-	6,725	-

Loss from operations	(23,444)	(11,320)	(37,803)	(8,191)

Interest expense	(3,605)	(4,162)	(7,449)	(8,359)

Interest Income	42	528	97	937

Gain on extinguishment of debt	5,467	1	5,467	6

Gain (loss) on short- and long-term
investments	496	(420)	860	(356)

Other income, net	562	262	1,393	820

Loss before income taxes	(20,482)	(15,111)	(37,435)	(15,143)

Provision (benefit) for income taxes	-	479	(3)	(1,773)

Net loss	$(20,482)	$(15,590)	$(37,432)	$(13,370)

Basic loss per share	$(0.88)	$(0.67)	$(1.60)	$(0.57)

Diluted loss per share	$(0.88)	$(0.67)	$(1.60)	$(0.57)

Weighted-average common
shares outstanding	23,375	23,360	23,373	23,359

Weighted-average common
and diluted shares outstanding	23,375	23,360	23,373	23,359

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets - Unaudited
(In thousands, except shares data)

	March 27,	September 26,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$45,828	$55,639
Short-term investments	15,825	48,899
Trade receivables, net	35,781	47,629
Other receivables	7,832	7,849
Inventories	57,421	53,568
Other current assets	1,263	2,353
Total current assets	163,950	215,937
Property, plant and equipment, net	240,325	258,233
Other assets	5,892	5,542
	$410,167	$479,712

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
Current maturities of long-term debt	$463	$1,280
Accounts payable	9,313	15,788
Accrued expenses	6,869	8,593
Accrued compensation	19,949	12,911
Total current liabilities	36,594	38,572
Long-term debt, less current maturities	107	271
Convertible subordinated notes	146,470	174,920
Other long-term liabilities	1,850	1,271
Shareholders' investment:
Common stock $.01 par value, 100,000,000 shares
authorized, 23,379,000 and 23,371,000
issued and outstanding	234	234
Additional paid-in capital	420,079	422,089
Accumulated other comprehensive income	786	876
Accumulated loss	(195,953)	(158,521)
Total shareholders' investment	225,146	264,678
	$410,167	$479,712

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows - Unaudited
(Dollars in thousands)

	Twenty-Six Weeks Ended
	March 27,	March 28,
	2011	2010
Operating activities:
Net loss	$(37,432)	$(13,370)
Adjustments to reconcile net loss to
cash (used for) provided by operating activities:
Depreciation and amortization	24,596	28,113
Stock-based compensation	1,361	2,031
Non-cash interest expense	4,223	4,171
(Gain) loss on short- and long-term investments	(860)	356
Loss on disposal of assets	384	148
Severance and other expenses	6,647	-
Gain on extinguishment of debt	(5,467)	(6)
Changes in operating assets and liabilities	2,548	9,913
Cash (used for) provided by operating activities	(4,000)	31,356

Investing activities:
Capital expenditures	(7,393)	(11,785)
Purchases of marketable securities	(10,800)	(23,618)
Sales / maturities of marketable securities	44,548	41,633
Cash provided by investing activities	26,355	6,230

Financing activities:
Repayment of long-term debt	(30,981)	(47,477)
Debt issuance costs	(1,185)	-
Cash used for financing activities	(32,166)	(47,477)

Net decrease in cash and cash equivalents	(9,811)	(9,891)

Cash and cash equivalents at beginning of period	55,639	106,391

Cash and cash equivalents at end of period	$45,828	$96,500

Hutchinson Technology Incorporated
Earnings Per Share Calculation - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	March 27,	March 28,	March 27,	March 28,
	2011	2010	2011	2010

Net loss (A)	$(20,482)	$(15,590)	$(37,432)	$(13,370)
Plus: interest expense on convertible
subordinated notes	-	-	-	-
Less: additional profit sharing expense and
income tax provision	-	-	-	-
Net loss available to common shareholders (B)	$(20,482)	$(15,590)	$(37,432)	$(13,370)

Weighted average common shares outstanding (C)	23,375	23,360	23,373	23,359
Dilutive potential common shares	-	-	-	-
Weighted average common and diluted shares
outstanding (D)	23,375	23,360	23,373	23,359

Basic loss per share [(A)/(C)]	$(0.88)	$(0.67)	$(1.60)	$(0.57)
Diluted loss per share [(B)/(D)]	$(0.88)	$(0.67)	$(1.60)	$(0.57)

Hutchinson Technology Incorporated
Reconciliation of Non-GAAP to GAAP Financial Measures - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	March 27,	December 26,	March 28,
	2011	2010	2010

Net loss - GAAP	$(20,482)	$(16,950)	$(15,590)
Add severance expenses	6,725	-	-
Add accelerated depreciation	724	-	-
Subtract gain on extinguishment of debt	(5,467)	-	(1)
Add non-cash interest expenses	1,985	2,238	2,120
Net loss - Adjusted	$(16,515)	$(14,712)	$(13,471)

Net loss per common share – Adjusted:

Basic loss per share	$(0.71)	$(0.63)	$(0.58)
Diluted loss per share	$(0.71)	$(0.63)	$(0.58)

Weighted average common and common equivalent shares outstanding:

Basic	23,375	23,371	23,360
Diluted	23,375	23,371	23,360

Net income per common share basic and diluted, is calculated by dividing net income by weighted average common and common equivalent shares outstanding basic and diluted, respectively.